EXHIBIT 99.1
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                VIACOM TO SPIN OFF CABLE SYSTEMS TO SHAREHOLDERS

             Tele-Communications, Inc. Agrees To Acquire All Common
                           Shares of New Cable Company

                Viacom To Reduce Debt by $1.7 billion and Redeem
                        Approximately 3% of Common Stock



     New York, NY, July 25, 1995 -- Viacom Inc. (AMEX: VIA and VIAB) today announced an agreement to spin off its cable systems to shareholders in an exchange offer that enables the company to unlock the value of non-core assets and reduce its debt by $1.7 billion. The transaction values the cable systems -- which serve close to 1.2 million subscribers in the San Francisco Bay area; the Puget Sound region; Salem, Oregon; Nashville, Tennessee and Dayton, Ohio -- at more than $2.25 billion.

     The spin-off will be accomplished by a dutch-auction exchange offer to Viacom shareholders. The exchange offer will give shareholders the opportunity to continue to hold a stake in the cable business by exchanging shares of Viacom Inc. Class A and Class B Common Stock for shares of cumulative, redeemable exchangeable preferred stock of the new cable company. The spin-off will result in the redemption of approximately 3% of Viacom's Common Stock.

     Viacom also announced that it has signed a definitive agreement with Tele-Communications, Inc. (TCI) under which TCI, through a capital contribution of $350 million in cash, will purchase all of the common shares of the new cable company immediately following the spinoff.

     Sumner M. Redstone, Chairman of the Board of Viacom Inc., said, "This transaction reduces our debt significantly and allows us to realize the value of our cable operations -- putting us well on our way to delivering on the financial goals we set for ourselves. Equally important, the transaction furthers our primary strategic focus -- enhancing our position as the world's premier content-driven media company while continuing to deliver outstanding operating performance."

     Frank J. Biondi, Jr., President and Chief Executive Officer of Viacom Inc., said, "This is a dramatic step forward in reducing our debt and insuring that Viacom and its shareholders receive the maximum value for assets which no longer


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fit our  long-term  growth plans.  It is also  gratifying to know that our cable operations, a major contributor to Viacom's success over the years, will now be optimally positioned for the increasingly competitive cable environment with a management committed to realizing their full potential."

     The $2.25 billion of value will vary due to certain closing adjustments for capital expenditures, working capital and other items. The preferred stock, which will be exchangeable at the holders' option for TCI Class A Common Stock after five years, will be issued at aggregate par value equal to the value of the cable systems (after closing adjustments and debt), estimated to be in excess of $550 million at the time of the spin-off. The exchange ratio for the dutch auction will be determined by shareholders within the range offered by Viacom and will permit Viacom shareholders to receive a premium (capped at 12 1/2%) to the market price of Viacom Class B shares at the time.

     The exchange offer and related transactions are subject to customary conditions, including regulatory approvals and consummation of the exchange offer. The transactions are expected to close in the first quarter of 1996. National Amusements, Inc., the parent company of Viacom, will not participate in the exchange offer.

     Viacom Inc. is one of the world's largest entertainment and publishing companies and a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Blockbuster Video, Blockbuster Music, MTV Networks, Paramount Parks, Paramount Pictures, Paramount Television, Showtime Networks, Simon & Schuster and Viacom Interactive Media, as well as radio and television stations, and movie screens in 11 countries. Viacom also has a substantial interest in Discovery Zone and a majority interest in Spelling Entertainment Group. National Amusements, Inc., a closely held corporation which owns and operates more than 900 movie screens in the U.S. and the U.K., is the parent company of Viacom.

     NOTE: A registration statement relating to the stock of the new cable company to be exchanged will be filed with the Securities and Exchange Commission (SEC). Stock of the new cable company may not be exchanged, nor may offers to exchange be accepted, prior to the time the registration statement becomes effective. This announcement does not constitute an offer to exchange or the solicitation of an offer to exchange nor shall there be any exchange of stock of the new cable company in any state in which such offer, solicitation, or exchange would be unlawful prior to registration or qualification under the securities laws of any such state. Stock of the new cable company will be offered only by means of a prospectus filed with the SEC.

                                     # # #


Contact:   Carl Folta
           Viacom Inc.
           212/258-6352